Exhibit 23.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON

FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Shareholders of iGate Corporation:

Our audits of the consolidated financial statements referred to in our report dated April 6, 2005, appearing in this Annual Report on Form 10-K of iGate Corporation also included an audit of the financial statement schedule listed in Item 15(a)(2) on this Form 10-K. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/    PRICEWATERHOUSECOOPERS LLP

Pittsburgh, Pennsylvania

April 6, 2005